UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 10, 2020 (December 9, 2020)

Gushen, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	000-55666	47-3413138
(State or other jurisdiction of	(Commission File Number)	(IRS employer
incorporation or organization)		identification no.)

Room 302, Shizhi Commercial Hotel
West Hubin District, Sanmenxia City Henan Province, China	453000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   +86 139 4977 8662

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On December 9, 2020, Gushen Inc., a Nevada corporation (the "Company"), Custodian Ventures LLC, a Wyoming limited liability company (“Custodian”) and certain investors (“Purchasers”) entered into a Stock Purchase Agreement (the “SPA”), pursuant to which the Purchasers acquired 30 million shares of Series A preferred stock (the “Shares”), each convertible into 10 shares of common stock, from Custodian for an aggregate purchase price of $525,000. The transaction contemplated in the SPA closed on the same day (the “Closing”) subject to certain post-closing delivery as set forth in the SPA.

In connection with the SPA, on the same day, the Company, Custodian and Gushen Holding Limited, a Seychelles corporation (“Spin-Off Subsidiary”), entered into a spin-off agreement (the “Spin-Off Agreement”). Pursuant to the Spin-Off Agreement, Custodian received all of the issued and outstanding capital stock of Spin-Off Subsidiary at a nominal purchase price of $1. As a result, Custodian becomes the sole equity owner of Spin-Off Subsidiary and the Company shall have no further interest in Spin-Off Subsidiary. Immediately prior to the execution of the Spin-Off Agreement, Spin-Off Subsidiary had no operation.

A form of the SPA and Spin-Off Agreement is attached hereto as Exhibit 10.1 and Exhibit 10.2 respectively. The foregoing is only a brief description of the material terms of the SPA and the Spin-Off Agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibit.

Item 2.01. Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.01 by reference.

Item 5.01. Changes in Control of Registrant

Pursuant to the SPA, the Purchasers acquired Shares, representing approximately 91.18% of the voting power of the Company on as converted basis, with respect to all of the shares of common stock and preferred stock, voting as a single class, with each share of common stock entitles to 1 vote and each share of preferred stock entitles to 10 votes.

The purchase price for the Shares was paid in cash. The consideration for the purchase of Shares was provided to the Purchasers from their individual’s private funds. The purchase of Shares was the result of a privately negotiated transaction which consummation resulted in a change of control of the Company.

No shares of common stock was issued in the transaction.

In connection with the transaction, Mr. David Lazar, the President, CEO, Treasurer, CFO, Secretary, sole director of the board of the Company (the “Board”), resigned from all his positions with the Company.

Simultaneously with the Closing, Mr. Pengfei Zhou was appointed as the Company’s Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary and a director and chairman of the Board, effective upon the Closing of the transaction contemplated in the SPA.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a) Resignation of Directors and Officers

Upon the Closing, Mr. David Lazar resigned from his positions as the President, CEO, Treasurer, CFO, Secretary, sole director of the Board.

There was no disagreement between Mr. David Lazar and the Company.

(b) appointment of Directors and Officers

Upon closing, the following person was appointed as our directors and officers effective upon the Closing of the transaction contemplated in the SPA:

Name	Age	Position
Pengfei Zhou	29	Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary and a director and chairman of the Board

Mr. Pengfei Zhou, age 29, has served as the project manager and the assistant to the chairman of the board of Sanmenxia Jiangfeng Earthwork Engineering Co., Ltd., a company that engages in construction business since September 2020, where Mr. Zhou is responsible for coordinating civil engineering related projects. From December 2013 to July 2017, he served as the assistant to the chairman of the board of Sanmenxia Yuchen Real Estate Co., Ltd., responsible for assisting with the chairman to participate in business negotiations or related business activities. Mr. Zhou obtained his high school diploma from Sanmenxia City Third Senior High School.

Mr. Pengfei Zhou does not have any family relationship with any director or executive officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Spin-off Agreement dated December 9, 2020 by and among Custodian Ventures LLC, Gushen Holding Limited, and Gushen Inc.
10.2	Stock Purchase Agreement dated December 9, 2020 by and among Custodian Ventures LLC, Pengfei Zhou, and Gushen Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 10, 2020	Gushen Inc.

	By:	/s/ Pengfei Zhou
	Name:	Pengfei Zhou
	Title:	Chief Executive Officer

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